Exhibit 21.1

PINNACLE SYSTEMS, INC. AND SUBSIDIARIES

1.	Pinnacle Domestic International Sales Corporation, a California corporation

2.	Pinnacle Systems Ltd., a United Kingdom Incorporated Company

3.	Pinnacle Foreign Sales Corporation, U.S. Virgin Islands Corporation

4.	Pinnacle Systems C.V., a limited partnership formed under the laws of the Netherlands

5.	Pinnacle Systems GmbH, a corporation organized under the laws of Germany

6.	Pinnacle Systems B.V., a corporation organized under the laws of the Netherlands

7.	Pinnacle Systems S.A.R.L., a corporation organized under the laws of France

8.	Bernardo Merger Corporation, a Delaware Corporation

9.	Truevision, Inc., a Delaware Corporation

10.	RasterOps B.V., a corporation organized under the laws of the Netherlands

11.	RasterOps GmbH, a corporation organized under the laws of Germany

12.	RasterOps France S.A.R.L., a corporation organized under the laws of France

13.	RasterOps U.K. Limited, a corporation incorporated under the laws of the United Kingdom

14.	RasterOps Foreign Sales Corporation, a Barbados Corporation

15.	Synergy International, Inc. a Utah Corporation

16.	Puffin Designs, Inc., a California Corporation

17.	1117 Acquisition Corporation, a Delaware Corporation

18.	Avid Sports, Inc., a Delaware Corporation

19.	Propel Ahead, Inc., a New York Corporation

20.	PS Miro Holdings, Inc. & Co., KG a limited partnership organized under the laws of Germany

21.	PS Miro Holdings, Inc., a Delaware Corporation

22.	Pinnacle Systems, KK Japan, a corporation organized under the laws of Japan